EXHIBIT 99.3

TPT Global Tech Postpones Reverse Stock Split Amid Changing Market Conditions

Topic: Company Update

Thursday, 06 March 2025 12:00 PM

SAN DIEGO, CALIFORNIA / ACCESS Newswire / March 6, 2025 / TPT Global Tech, Inc. (OTC PINK:TPTW) today announced that it has postponed its determination of the previously disclosed reverse stock split in consideration of rapidly changing market conditions. The company also recently signed a partnership agreement with HillmanTok University with 400 online professors and 350,000 registered online students that will be migrated over to the company's recently released VuMe Suer App.

The company remains committed to its long-term growth strategy and will continue evaluating the most effective path forward to enhance shareholder value. Management will reassess market conditions and provide updates as appropriate.

"We believe this decision allows us to better align with current market dynamics and position the company for future success," said Stephen J. Thomas III, CEO of TPT Global Tech. "Our focus remains on executing our strategic initiatives and delivering value to our shareholders."

The company will provide further updates as new developments arise.

About TPT Global Tech, Inc.

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VüMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

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Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptglobaltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.

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